James E. Slayton, CPA
2858 WEST MARKET STREET
Suite C
AKRON, Ohio 44333

March 30,2000

To Whom It May Concern:

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Everlert, Inc.. from the inception date of February 3, 1998 through December 31, 1999 in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,
/s/James E. Slayton, CPA
Ohio License ID # 04-1-15582